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                                                                 Exhibit 10.5

                      BRADLEY OPERATING LIMITED PARTNERSHIP

                         AMENDMENT TO SECOND RESTATED
                 AGREEMENT OF LIMITED PARTNERSHIP RELATING TO

                           8.875% SERIES C CUMULATIVE
                      REDEEMABLE PERPETUAL PREFERRED UNITS


          This Amendment to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, a Delaware limited partnership (the "PARTNERSHIP"), dated September 7, 1999 (this "AMENDMENT") amends the Second Restated Agreement of Limited Partnership of the Partnership, dated September 2, 1997, as amended (the "PARTNERSHIP AGREEMENT"), by and among Bradley Real Estate, Inc. (the "GENERAL PARTNER") and each of the limited partners executing a signature page hereto (the "CONTRIBUTOR"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Amendment.

          WHEREAS, pursuant to Section 3.1.C of the Partnership Agreement, the General Partner desires to cause the Partnership to issue additional Units of a new class and series, with the designations, preferences and relative, participating, optional or other special rights, powers and duties set forth herein;

          WHEREAS, pursuant to Section 17.1 of the Partnership Agreement, the General Partner, without the consent of the Limited Partners, may amend the Partnership Agreement by executing a written instrument setting forth the terms of such amendment; and

          WHEREAS, the General Partner desires by this Amendment to so amend the Partnership Agreement as of the date first set forth above to provide for the designation and issuance of such new class and series of Units.

          NOW, THEREFORE, the Partnership Agreement is hereby amended by establishing and fixing the rights, limitations and preferences of a new class and series of Units as follows:

          SECTION 1. DEFINITIONS. For purposes of this Amendment, (i) the term "PARITY PREFERRED UNITS" shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series C Preferred Units (as hereinafter defined) with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership and shall include, without limitation, the Series A Preferred Units (as defined in that certain Amendment to Second Restated Agreement of Limited Partnership, dated August 6, 1998 (the "SERIES A PREFERRED AMENDMENT")) and the Series B Preferred Units (as defined in that certain Amendment to Second Restated Agreement of Limited Partnership, dated February 23, 1999 (the "SERIES B PREFERRED AMENDMENT")), (ii) the term "PRIORITY RETURN"

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shall mean, an amount equal to 8.875% per annum, determined on the basis of a
360 day year of twelve 30 day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any given distribution period pursuant to Section 8.4 of the Partnership Agreement, of the stated value of $25.00 per Series C Preferred Unit, commencing on the date of issuance of such Series C Preferred Unit, (iii) the term "SUBSIDIARY" shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (x) voting power of the voting equity securities or (y) the outstanding equity interests, is owned, directly or indirectly, by such person,
(iv) the term "PTP" shall mean a "publicly traded partnership" within the meaning of Section 7704 of the Code, (v) the term "AFFILIATE" shall mean, as to any Person, any Entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and (vi) "PURCHASE AGREEMENT" shall mean that certain Private Placement Purchase Agreement, dated September 7, 1999, by and among the General Partner, the Partnership and Salomon Smith Barney Tax Advantaged Exchange Fund II, LLC.

          SECTION 2. DESIGNATION AND NUMBER. Pursuant to Section 3.1.C of the Partnership Agreement, a series of Units of Partnership Interests in the Partnership designated as the "8.875% Series C Cumulative Redeemable Perpetual Series C Preferred Units" (the "SERIES C PREFERRED UNITS") is hereby established. The number of Series C Preferred Units authorized for issuance shall be 1,200,000.

          SECTION 3.   DISTRIBUTIONS.   (a)  PAYMENT OF DISTRIBUTIONS. Subject
to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 8.4 of the Partnership Agreement, holders of Series C Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Operating Cash Flow and Capital Cash Flow, cumulative preferential cash distributions at the rate per annum of 8.875% of the original Capital Contribution per Series C Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on the last day (or, if not a Business Day (as hereinafter defined), the next succeeding Business Day of each of March, June, September and December of each year commencing on September 30, 1999 and, (ii) in the event of (A) an exchange of Series C Preferred Units into Series C Preferred Stock (as hereinafter defined), or (B) a redemption of Series C Preferred Units, on the exchange date or redemption date, as applicable (each a "SERIES C PREFERRED UNIT DISTRIBUTION PAYMENT DATE"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which distributions are to be made on the Series C Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the

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Series C Preferred Units will be made to the holders of record of the Series C
Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall be the same day as the record date for any distribution payable on Junior Units (as hereinafter defined), with respect to the same period, or, if no such distribution is payable in respect of the Junior Units, the 20/th/ day of the calendar month in which the applicable distribution falls or on such earlier date designated on at least 10 days' notice by the Board of Directors of the General Partner as the record date for such distribution that is not more than 30 nor less than 10 days prior to such Series C Preferred Unit Distribution Payment Date (the "SERIES C PREFERRED UNIT PARTNERSHIP RECORD DATE").

     The term "BUSINESS DAY" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

     (b) PROHIBITION ON DISTRIBUTION. No distributions on Series C Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any such time as the terms and provisions of any agreement of the Partnership or the General Partner, including any agreement relating to their indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law.

     (c) DISTRIBUTIONS CUMULATIVE. Notwithstanding Section 3(b) above, distributions on the Series C Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series C Preferred Unit Distribution Payment Date to holders of record of the Series C Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed thirty (30) days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

     (d) PRIORITY AS TO DISTRIBUTIONS. (i) So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series C Preferred Units (collectively, "JUNIOR UNITS"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Preferred Units, any Parity

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Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series C Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Partnership Interests ranking junior to the Series C Preferred Units, or (c) the redemption of Partnership Interests corresponding to any Series C Preferred Stock, Parity Preferred Stock or Junior Stock to be purchased by the General Partner pursuant to Article IX of the Articles of Amendment and Restatement of the General Partner (the "Charter") to the extent required to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article IX of the Charter.

     (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series C Preferred Units, all distributions authorized and declared on the Series C Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series C Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series C Preferred Units which remains payable.

     (e) NO FURTHER RIGHTS. Holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

          SECTION 4. ALLOCATIONS. Section 7.1 of the Partnership Agreement is hereby amended as follows:

          To the extent permitted under Section 704(b) of the Code, solely for the purposes of allocating Profits or Losses in any taxable year (or a portion thereof) to the holders of Series C Preferred Units pursuant to Section 7 of the Partnership Agreement, items of Profits or Losses, as the case may be, shall not include Depreciation with respect to properties that are "ceiling limited" in respect of holders of Series C Preferred Units. For purposes of the preceding sentence, Partnership property shall be considered "ceiling limited" in respect of a holder of Series C Preferred Units if Depreciation attributable to such Partnership property which would otherwise be allocable to such holder, without regard to this paragraph, exceeded depreciation determined for federal income tax purposes attributable to such Partnership property which would otherwise be allocable to such holder by more than 5%.

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          SECTION 5.   LIQUIDATION PROCEEDS. (a)  Subject to the rights of
holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and subject to preferred Partnership Interests ranking senior to the Series C Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the holders of Series C Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of Junior Units, an amount equal to the sum of (i) a liquidation preference in an amount equal to the positive Capital Account balance of the holder of the Series C Preferred Units and (ii) to the extent properly allocable under Article 7 of the Partnership Agreement and not previously allocated to the Capital Account balance of the holders of the Series C Preferred Units, an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event of any conflict between the provisions of this
Section 5 and Section 15.2 of the Partnership Agreement, the provisions of this
Section 5 shall control.

     (b) NOTICE. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series C Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

     (c) NO FURTHER RIGHTS. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership (it being understood that such holder may have additional rights or claims to the remaining assets of the Partnership as a result of its ownership of Units of other classes or series or its status as General Partner).

     (d) CONSOLIDATION, MERGER OR CERTAIN OTHER TRANSACTIONS. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner or the Partnership to, or the consolidation or merger or other business combination of the Partnership or the General Partner with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) or a statutory share exchange of the General Partner shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

          SECTION 6. OPTIONAL REDEMPTION. (a) RIGHT OF OPTIONAL REDEMPTION. The Series C Preferred Units may not be redeemed prior to the fifth (5/th/) anniversary of the issuance date. On or after such date, the Partnership shall have the right to redeem the Series C Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than

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60 days' written notice, at a redemption price (the "SERIES C REDEMPTION
PRICE"), payable in cash (or such number of Series C Preferred Shares to which the holders of the Series C Preferred Units would be entitled upon an exchange of the Series C Preferred Units in accordance with Section 9 of this Amendment to the extent all such redeemed Series C Preferred Units would be exchangeable for Series C Preferred Shares pursuant to Section 9 of this Amendment), equal to the Capital Account balance of the holder of Series C Preferred Units; provided, however, that no redemption pursuant to this Section 6 will be permitted if the Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series C Preferred Units are to be redeemed, the Series C Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Units).

     (b) LIMITATION ON REDEMPTION. (i) The Redemption Price of the Series C Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the Charter)), shares, depository receipts, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (ii) The Partnership may not redeem fewer than all of the outstanding Series C Preferred Units unless all accumulated and unpaid distributions have been paid on all Series C Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

     (c) PROCEDURES FOR REDEMPTION. (i) Notice of redemption will be (A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (m) the redemption date, (n) the Redemption Price, (o) the aggregate number of Series C Preferred Units to be redeemed and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units to be redeemed, (p) the place or places where such Series C Preferred Units are to be surrendered for payment of

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the Redemption Price, (q) that distributions on the Series C Preferred Units to be redeemed will cease to accumulate on such redemption date and (r) that payment of the Redemption Price will be made upon presentation and surrender of such Series C Preferred Units.

          (ii) If the Partnership gives a notice of redemption in respect of Series C Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series C Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series C Preferred Units upon surrender of the Series C Preferred Units by such holders at the place designated in the notice of redemption. If the Series C Preferred Units are evidenced by a certificate and if fewer than all Series C Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series C Preferred Units, evidencing the unredeemed Series C Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series C Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Bay (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series C Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

          SECTION 7. VOTING RIGHTS. (a) GENERAL. Holders of the Series C Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 17 of the Partnership Agreement and in this Section 7.

     (b)  Certain Voting Rights.  So long as any Series C Preferred Units remain
          ---------------------
outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Units outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking prior to the Series C Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests into any such Partnership Interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests; (ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Interest into any such Partnership Interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests but only to the

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extent such Parity Preferred Units are issued to an Affiliate of the Partnership
(unless issued to the General Partner insofar as the issuance of such interests is in connection with the issuance by the General Partner of corresponding preferred stock either (1) to persons who are not Affiliates of the Partnership, or (2) to persons who are Affiliates of the Partnership upon terms no more favorable to such Affiliates than those it would offer in an arm's length transaction to an unrelated party); or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement (including, without limitation, the first paragraph of Section 3.1(F) thereof), whether by merger, consolidation or otherwise, in each case in a transaction or manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Units or the holders thereof; PROVIDED, HOWEVER, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (l) the Partnership is the surviving entity and the Series C Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series C Preferred Units for other interests in such entity having substantially the same terms and rights as the Series C Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series C Preferred Units; and PROVIDED FURTHER that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests or obligation or security convertible into or evidencing the right to purchase any such Partnership Interests, in each case ranking (y) junior to the Series C Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (z) on a parity to the Series C Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interests are not issued to an Affiliate of the Partnership, (unless issued to the General Partner to the extent the issuance of such interests is in connection with the issuance by the General Partner of corresponding preferred stock either (1) to persons who are not Affiliates of the Partnership or (2) persons who are Affiliates of the Partnership upon terms no more favorable to such Affiliates than those it would offer in an arm's length transaction to an unrelated party), shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Units. In the event of any conflict between the provisions of Section 17 of the Partnership Agreement and the provisions of this Section 7, the provisions of this Section 7 shall control.

          SECTION 8. CERTAIN TRANSFER PROVISIONS. Notwithstanding anything to the contrary in Section 12.2(A) or Section 12.2(B) of the Partnership Agreement, if Contributor concludes based on results or projected results that there exists (in the reasonable judgment of Contributor) an imminent and substantial risk that the Contributor's interest in the Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Partnership for a taxable year (the "19.5% Limit") (determined in accordance with Treasury

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Regulations Section 1.7321-2(e)(4)), then Contributor shall, subject to the above limitations, be permitted to transfer as much of its Preferred Units as may be appropriate to alleviate the risk of not satisfying the 19.5% Limit, provided that (A) such transfer does not cause the total number of such persons holding Series C Preferred Units to exceed five (5), (B) such transferee(s) is an accredited investor within the meaning of Regulation D under the Securities Act, and (C) such transferee(s) would not cause the General Partner to fail to satisfy the requirements of Section 856(a)(6) and 856(h) of the Code if (I) all Series C Preferred Units, including those to be transferred to such transferee, were exchanged for Series C Preferred Stock (as defined below), (II) there were no outstanding stock of any other class of the General Partner and (III) such determination was made during the last half of the General Partner's taxable year, and (D) with respect to such proposed transfer, each of the transferor and transferee(s), as applicable, represent to the General Partner with respect to their ownership of the Series C Preferred Units, and to the extent required, relying on the accuracy of the other party's representations in an ownership certificate (the "OWNERSHIP CERTIFICATE") in such form as is reasonably acceptable to the General Partner

          (i) that (A) such transferee would not cause the General Partner to fail to satisfy the requirements of Section 856(a)(6) and 856(h) of the Code assuming that (I) all Series C Preferred Units, including those to be transferred to such transferee, were exchanged for Series C Preferred Stock (as defined below), (II) there were no outstanding stock of any other class of the General Partner, and (III) such determination was made during the last half of the General Partner's taxable year, and

                         (B) with respect to such transferee's ownership of such
Series C Preferred Stock, no "individual" would be treated as owning more than 9.8% of the value of the outstanding shares of the General Partner's Stock (as defined in the Charter) applying, in each case, the provisions of Section 542(a)(2) of the Code and Section 544 of the Code, as modified by Section 856(h) of the Code;

          (ii) such purported transferee's undertaking not to permit the fact stated in clause (i) to become untrue; and

          (iii) such purported transferee's undertaking to become a substituted Limited Partner and to be bound by the terms of the Partnership Agreement,

the General Partner shall consent to the transfer of such Units to such transferee as of the date of such Ownership Certificate (the "Consent Date") and

     (A) such transferee shall be considered a substituted Limited Partner upon receipt by the General Partner of a written agreement of such transferee to become a substituted Limited Partner and to be bound by the terms of the Agreement and

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     (B) the Partnership and the General Partner shall treat such substituted
Limited Partner as the absolute owner of the Series C Preferred Units transferred in all respects;

PROVIDED, HOWEVER, that notwithstanding the foregoing, in the event a transfer to a transferee effects a transfer to a person or entity which is not able to satisfy the provisions of clause (ii) above at the time such transferee exercises any right to cause an exchange of such Units pursuant to Section 9 hereof and

     (A) such transferee has acquired (directly or indirectly) any additional equity interest in the stock of the General Partner subsequent to the Consent Date, or

     (B) any individual to whom such Series C Preferred Stock would be attributed (applying the provisions of Section 544 of the Code as modified by Section 856(h) of the Code) would be deemed to own more of the General Partner's stock than such individual was deemed to own on the Consent Date (applying the provisions of Section 544 of the Code as modified by Section 856(h) of the
Code),

then such transferee shall not have the benefits set forth in Section 9(a)(iii) hereof with respect to "Excess Units."

          SECTION 9. EXCHANGE RIGHTS. (a) RIGHT TO EXCHANGE. (i) Series C Preferred Units will be exchangeable, subject to Section 9(a)(v) and Section 9(c), (A) in whole or in part at any time on or after the tenth (10th) anniversary of the date of issuance, at the option of the holders thereof, for authorized but previously unissued shares of 8.875% Series C Cumulative Redeemable Preferred Stock of the General Partner (the "SERIES C PREFERRED STOCK") at an exchange rate of one share of Series C Preferred Stock for one Series C Preferred Unit, subject to adjustment as described below (the "SERIES C EXCHANGE PRICE"); (B) at any time, in whole or in part, at the option of the holders of Series C Preferred Units for Series C Preferred Stock if (y) at any time full distributions shall not have been timely made on any Series C Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series C Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Series C Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made or (z) upon receipt by a holder or holders of Series C Preferred Units of (1) notice from the General Partner that the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series C Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP; (C) in whole or in part, at the option of any holder prior to the tenth (10th) anniversary of the issuance date and after the third anniversary thereof if such holder of Series C Preferred Units shall deliver to the General Partner either (i) a private ruling letter addressed to such holder of Series C

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Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series C Preferred Units at such earlier time would not cause the Series C Preferred Units to be considered "stock and securities" within the meaning of section 351(e) of the Internal Revenue Code of 1986, as amended (the "CODE") for purposes of determining whether the holder of such Series C Preferred Units is an "investment company" under section 721(b) of the Code if an exchange is permitted at such earlier date; and (D) in whole but not in part (regardless of whether held by Contributor) for Series C Preferred Stock (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under the Article IX of the Charter of the General Partner as supplemented by Section 5(e) of the Articles Supplementary of the General Partner setting forth the terms of the Series C Preferred Stock (the "SERIES C ARTICLES"), taking into account exceptions thereto and the provisions of Section 9(a)(v) below) if at any time Contributor concludes based on results or projected results that there exists (in the reasonable judgment of Contributor) an imminent and substantial risk that the Contributor's interest in the Partnership represents or will exceed the 19.5% Limit.

          (ii) Notwithstanding anything to the contrary set forth in Section 9(a)(i), if an Exchange Notice (as hereinafter defined) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series C Preferred Units for cash in an amount equal to the original Capital Contribution per Series C Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series C Preferred Units for cash pursuant to this Section 9(a)(ii) by giving each holder of record of Series C Preferred Units notice of its election to redeem for cash, within ten (10) Business Days after receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the redemption price, (C) the place or places where the Series C Preferred Units are to be surrendered for payment of the redemption price, (D) that distributions on the Series C Preferred Units will cease to accrue on such redemption date; (E) that payment of the redemption price will be made upon presentation and surrender of the Series C Preferred Units and (F) the aggregate number of Series C Preferred Units to be redeemed, and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units being redeemed.

          (iii) In the event an exchange of all or a portion of Series C Preferred Units pursuant to Section 9(a)(i) would violate the provisions on ownership limitation of the General Partner set forth in Article IX of the Charter of the General Partner as supplemented by Section 5(e) of the Series C Articles with respect to the Series C Preferred Stock, the General

Partner shall give written notice thereof to each holder of record of Series C Preferred Units, within ten (10) Business Days following receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, and provided that (A) the General Partner does not elect to waive the provisions on ownership limitation of the Company set forth in Article IX of the Charter as supplemented by Section 5(e) of the Series C Articles (the "OWNERSHIP LIMIT"), with respect to such holders of Series C Preferred Units (which such determination shall be made in the sole and absolute discretion of the General Partner) and (B) each holder of such units represents to the General Partner that as of the Exchange Date such holder has not (a) acquired (directly or indirectly) any additional equity interest in the stock of the General Partner subsequent to the date such holder acquired the Series C Preferred Units (the "Consent Date") and (b) no individual to whom such Series C Preferred Stock would be attributed (applying the provisions of Section 544 of the Code as modified by Section 856(h) of the Code) would be deemed to own more of the General Partner's stock than such individual was deemed to own on the Consent Date (applying the provisions of Section 544 of the Code as modified by Section 856(h) of the Code), each holder of Series C Preferred Units shall be entitled to exchange, pursuant to the provision of Section 9(b) a number of Series C Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such Article IX of the Charter of the General Partner as supplemented by Section 5(e) of the Series C Articles (taking into account any waiver granted pursuant to the provisions of subsection
(v) below) and any Series C Preferred Units not so exchanged (the "EXCESS UNITS") shall, if the same are not the result of an exchange permitted solely by virtue of the exchange rights set forth in Sections 9(a)(i)(A), 9(a)(i)(B)(z) (but only to the extent the Partnership has become a PTP and there has been a breach by the holders of the Series C Preferred Units of their obligations under
Section 8 of this Amendment) or 9(a)(i)(C), be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption, subject to any restriction thereon contained in any debt instrument or agreement of the Partnership. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the redemption price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the redemption price will be made upon presentation and surrender of such Excess Units.

          (iv) The redemption of Series C Preferred Units described in Section 9(a)(ii) and (iii) shall be subject to the provisions of Section 6(b)(i) and
Section 6(c)(ii); provided, however, that the term "redemption price" in such Section shall be read to mean the original Capital Contribution per Series C Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

(v) Notwithstanding anything to the contrary set forth hereinabove, (A) no Series C Preferred Units will be exchangeable hereunder for Series C Preferred Stock to the extent such exchange of all such Series C Preferred Units tendered for exchange for Series C Preferred Stock would cause such Holder of such Series C Preferred Units, after giving effect to such exchange, to violate the limitations set forth in Section 5(e) of the Series C Articles; provided, however, that the General Partner will waive such limitations if (i) such Holder demonstrates to the General Partner's reasonable satisfaction that the exchange of such Series C Preferred Units would not cause the General Partner to fail to satisfy the requirements of Section 856(a)(6) and 856(h) of the Code assuming
(a) that there were no outstanding stock of any other class of the General Partner and (b) such determination were made during the last half of the General Partner's taxable year and (ii) such waiver and exchange does not jeopardize the REIT status of the General Partner (including, but not limited to, by taking into account all beneficial and constructive ownership in the General Partner of such Holder) or cause it to incur income which would fail to qualify as rents from real property pursuant to Section 856(d)(2)(B) of the Code and is not inconsistent with its fiduciary duties to all of its shareholders and the Limited Partners, including the holders of the Series C Preferred Units and Series C Preferred Stock and (B) at no time will fewer than 500,000 Series C Preferred Units be exchangeable, unless the total number of outstanding Series C Preferred Units shall be less than 500,000 at such time, in which case no fewer than all such outstanding Series C Preferred Units shall be exchangeable, subject, in any event, to the provisions in the foregoing clause (A).

     (b) PROCEDURE FOR EXCHANGE. (i) Any exchange shall be exercised pursuant to a notice of exchange (the "EXCHANGE NOTICE") delivered to the General Partner by the holder who is exercising such exchange right, by (a) fax and (b) by certified mail postage prepaid. Except as otherwise provided in Sections 9(a)(ii) and 9(a)(iii), the General Partner and the Partnership shall effect any exchange of Series C Preferred Units by delivering to each holder of record of Series C Preferred Units, within ten (10) Business Days following receipt of the Exchange Notice, (1) certificates representing the Series C Preferred Stock being issued in exchange for the Series C Preferred Units of such holder being exchanged and (2) a written notice stating (A) the exchange date, which may be the date of such written notice or any other date which is not later than fifteen (15) Business Days following the receipt of the Exchange Notice, (B) the Exchange Price, and (C) that distributions on the Series C Preferred Units will cease to accrue on such exchange date. Notwithstanding anything to the contrary contained herein, any and all Preferred Units to be exchanged for REIT Preferred Stock pursuant to this Section 7 shall be so exchanged in a single transaction at one time. As a condition to the exchange, the General Partner may require the holders of Series C Preferred Units to make such representations as may be reasonably necessary for the General Partner to establish that the issuance of Series C Preferred Stock pursuant to the exchange shall not be required to be registered under the Securities Act of 1933, as amended, or any state securities laws. Any Series C Preferred Stock issued pursuant to this Section 9 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act of 1933, as amended and relevant state securities or blue sky laws or created by the exchanging holder of Series C Preferred Units. Each Series C

Preferred Unit exchanged hereunder for a share of Series C Preferred Stock shall be transferred to and acquired by the General Partner and shall not be canceled or redeemed while such share of Series C Preferred Stock is outstanding.

          The certificates representing the Series C Preferred Shares issued upon exchange of the Series C Preferred Units shall contain the following legend:

             THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER

          (ii) In the event of an exchange of Series C Preferred Units for shares of Series C Preferred Stock, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series C Preferred Units tendered for exchange shall (a) accrue on the shares of the Series C Preferred Stock into which such Series C Preferred Units are exchanged, and (b) continue to accrue on such Series C Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series C Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series C Preferred Unit that was validly exchanged into Series C Preferred Stock pursuant to this section (other than the General Partner now holding such Series C Preferred Unit), receive a distribution out of Operating Cash Flow or Capital Cash Flow of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Operating Cash Flow or Capital Cash Flow with respect to the share of Series C Preferred Stock for which such Series C Preferred Unit was exchanged or redeemed.

          (iii) Fractional shares of Series C Preferred Stock are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series C Preferred Stock on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

     (c) ADJUSTMENT OF EXCHANGE PRICE. (i) The Exchange Price is subject to adjustment upon certain events, including, (a) subdivisions, combinations and reclassification of the Series C Preferred Stock, and (b) distributions to all holders of Series C Preferred Stock of evidences of indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series C Preferred Stock).

          (ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series C Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series C Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series C Preferred Stock or fraction thereof into which one Series C Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing. In the event of any conflict between the provisions of this Section 9(c)(ii) and
Section 17.2 of the Partnership Agreement, the provisions of this Section 9(c)(ii) shall control.

          SECTION 10. NO CONVERSION RIGHTS. The holders of the Series C Preferred Units shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

          SECTION 11. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series C Preferred Units.

          SECTION 12. EXHIBIT A TO PARTNERSHIP AGREEMENT. In order to duly reflect the issuance of the Series C Preferred Units provided for herein, the Partnership Agreement is hereby further amended pursuant to Section 12.3 thereof by deleting EXHIBIT A thereto and replacing EXHIBIT A attached hereto therefor.

          SECTION 13. SPECIAL DISTRIBUTION AND ALLOCATION FOR CERTAIN PROPERTY. Nothing to the contrary contained in Section 8.9 of the Partnership Agreement shall limit any of the rights or obligations set forth in this Amendment.

          SECTION 14.    NO PREEMPTIVE OR OTHER RIGHTS.   The holder of Series C
Preferred Units shall have no preemptive rights, including preemptive rights with respect to any Units or other Partnership Interest of the Partnership convertible into or carrying rights or options to purchase any such Series C Preferred Units.

          IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

                                  BRADLEY REAL ESTATE, INC.


                                  By: /s/ Thomas P. D'Arcy
                                     ------------------------------------------
                                     Name:  Thomas P. D'Arcy
                                     Title: President & Chief Executive Officer



                                  SALOMON SMITH BARNEY TAX
                                  ADVANTAGED EXCHANGE
                                  FUND II, LLC.


                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

          IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

                                    BRADLEY REAL ESTATE, INC.


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:



                                    SALOMON SMITH BARNEY TAX
                                    ADVANTAGED EXCHANGE
                                    FUND II, LLC.


                                    By: /s/ Stuart Polog
                                       ----------------------------------------
                                       Name:  Stuart Polog
                                       Title: Vice President